UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 5, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.02.Termination of a Material Definitive Agreement.

On June 5, 2020, FuelCell Energy, Inc. (the “Company”) gave notice to B. Riley FBR, Inc. (“B. Riley FBR”) of its election to terminate the At Market Issuance Sales Agreement, dated October 4, 2019, by and among the Company and B. Riley FBR (the “Sales Agreement”). Pursuant to such notice, the Sales Agreement will terminate effective as of 5:00 p.m. (Eastern time) on Friday, June 12, 2020.

Pursuant to the Sales Agreement and the Prospectus Supplement dated October 4, 2019, as amended and supplemented by the Prospectus Supplement dated November 6, 2019, the Company was entitled to offer and sell, from time to time through B. Riley FBR, up to 18,000,000 shares of its common stock, par value $0.0001 per share, in an “at-the-market” offering program.  During October and November 2019, a total of 17,998,846 shares of the Company’s common stock were sold under the Sales Agreement for gross proceeds of approximately $6.6 million before deducting commissions. Total commissions of approximately $0.2 million were paid to B. Riley FBR in connection with these sales, resulting in total net proceeds to the Company of approximately $6.4 million.  As a result of the termination of the Sales Agreement, there will be no further sales of the Company’s common stock thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: June 11, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer